UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2019

Texas South Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-171064	99-0362471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4550 Post Oak Place Dr., Suite 300

Houston, TX 77027

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (713) 820-6300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

Disclosure set forth in Item 8.01 below is incorporated herein by reference.

Item 8.01 Other Events.

As of March 15, 2019, the Company has been declared to be in default under the terms of its joint operating agreement with GulfSlope Energy, Inc. regarding the payment of $1,299,229 due as of February 12, 2019 with respect to drilling the Tau Prospect in the Gulf of Mexico Outer Continental Shelf. GulfSlope, the Operator of the Tau Prospect, asserts that additional billings by GulfSlope to the Company during the past 30 days have increased the total amount due to $1,915,304 as of March 15, 2019. Drilling of the Tau Prospect continues which will result in further amounts owed by the Company to GulfSlope. The operating agreement grants a lien and security interest on the Company’s interest in the leases comprising the Tau Prospect, and grants to the operator the right to pursue foreclosure of the lien and security interest. The Company is using its best efforts to raise capital to fund its obligations under the operating agreement with GulfSlope regarding the drilling of the Tau Prospect. If the Company fails to raise needed capital and foreclosure is pursued and is successful, this could result in a loss of all of the Company’s rights in the Tau Prospect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2019

TEXAS SOUTH ENERGY, INC.

By:	/s/ Michael J. Mayell
Michael J. Mayell, Chief Executive Officer

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